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                             OFFICER'S CERTIFICATE


         The undersigned, being the Senior Vice President of Continental Mortgage and Equity Trust (the "Trust") (formerly Consolidated Capital Special Trust), hereby certifies that the shareholders of the Trust, at the Trust's Annual Meeting of Shareholders, approved Amendment Number 3 to the Trust's Second Amended and Restated Declaration of Trust, a copy of which amendment is attached hereto as Exhibit "A". The Declaration of Trust was filed on July 29, 1987 as No. 87-212434.

         IN WITNESS WHEREOF, I have executed this Certificate this 31st day of May, 1996.


                                        CONTINENTAL MORTGAGE AND EQUITY TRUST


                                        /s/ ROBERT A. WALDMAN
                                        ----------------------------------------
                                        Robert A. Waldman, Senior Vice President





STATE OF TEXAS      )
                    )
COUNTY OF DALLAS    )


         The foregoing Officer's Certificate was acknowledged before me this 31st day of May, 1996 by Robert A. Waldman, Senior Vice President of Continental Mortgage and Equity Trust.



                                        /s/ ALAN O. GOODRICH
                                        ---------------------------------
                                        Alan O. Goodrich
    [NOTARY STAMP]                      Notary Public, State of Texas
                                        My Commission Expires:  3-2-97
                                                              -----------




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                                  EXHIBIT "A"

               AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED
         DECLARATION OF TRUST OF CONTINENTAL MORTGAGE AND EQUITY TRUST



         The Second and Amended and Restated Declaration of Trust of Continental Mortgage and Equity Trust is hereby amended as follows:

         (a) Section 5.3 shall be deleted and replaced in its entirety with the following:

                 5.3      Restrictions.    The Trustees shall not:

                          (a) invest in any foreign currency, bullion or commodities;

                          (b) invest in contracts of sale for real estate, except in conjunction with acquisition or sale of Real Property or when held as security for Mortgages made or acquired by the Trust;

                          (c)     engage in any short sale;

                          (d) issue warrants, options or rights to buy Shares, except as part of a ratable issue to Shareholders or as part of a public offering or as part of a financial arrangement with parties other than the Advisor or directors, Trustees, officers or employees of the Trust or the Advisor or as part of a ratable distribution to Shareholders;

                          (e)     [REPEALED EFFECTIVE MAY 31, 1996]

                          (f) issue equity Securities of more than one class (other than convertible obligations, warrants, rights and options, and regular or residual interests in REMICs);

                          (g)     [REPEALED EFFECTIVE MAY 31, 1996]

                          (h) make any loan to the Sponsor of the Trust, Consolidated Capital Equities Corporation, the Advisor or any of their Affiliates;





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                          (i)     engage in trading as compared with investment
                 activities, or engage in the business of underwriting or agency distribution of Securities issued by others, but this prohibition shall not prevent the Trust from selling participations or interests in Mortgage Loans or Real Property or from selling or pledging a pool of notes receivable from property sales or selling interests in REMICs or CMOs;

                          (j) invest more than 10% of total Trust assets in Junior Mortgage Loans, excluding Wrap- Around Mortgage Loans;

                          (k) acquire Securities in any company holding investments or engaging in activities prohibited by this Section;

                          (l)     issue "redeemable securities," as defined in
                 Section 2(a) (32) of the Investment Company Act of 1940, "face-amount certificates of the installment type" as defined in Section 2(a) (15 ) thereof and "periodic payment plan certificates" as defined in Section 2(a) (27) thereof;

                          (m) purchase insurance either through or from any Affiliate;

                          (n) purchase any Real Property on which the total real estate commission paid by the Trust to anyone exceeds 6% of the total purchase price, or sell any Real Property on which the total real estate commission paid by the Trust to anyone exceeds 5% of the total sales price;

                          (o) purchase, sell or lease any Real Properties or Mortgages to or from the Sponsor, Consolidated Capital Equities Corporation, the Advisor or any of their Affiliates, including any investor program in which any of the foregoing may also be a general partner or sponsor; or

                          (p) issue convertible or non-convertible debt securities (other than interests in REMICs and CMOs) to the public unless the historical cash flow of the Trust or the substantiated future cash flow of the Trust, excluding extraordinary items, is sufficient to cover the interest on the debt securities.